Exhibit 5


                               June 22, 2000


Stepan Company
Edens Expressway and Winnetka Road
Northfield, Illinois  60093

       Re:  Common Stock, $1.00 par value per share
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Ladies and Gentlemen:

                We have acted as securities counsel to Stepan Company, a Delaware corporation (the "Company"), in connection with the adoption of its 2000 Stock Option Plan (the "Plan"). We are familiar with the corporate proceedings relative to the adoption of the Plan and the issuance of shares pursuant to the Plan, and we have examined such records and documents as we considered necessary for the purposes of this opinion.

                Based upon the foregoing, it is our opinion that the shares of Common Stock, $1.00 par value per share, of the Company issuable pursuant to the Plan have been validly authorized and, when sold pursuant to the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

                We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 registering the shares issuable pursuant to the Plan.

                                         Very truly yours,
                                         /s/ Mayer, Brown & Platt

                                         MAYER, BROWN & PLATT





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